®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX INITIATES PHASE 1B MULTIPLE ASCENDING DOSE TRIAL
OF INX-189 IN PATIENTS WITH CHRONIC HEPATITIS C

-Proof of Concept Study to Evaluate INX-189 as Monotherapy
and in Combination with Ribavirin-

ATLANTA, Georgia – November 1, 2010 – Inhibitex, Inc. (Nasdaq: INHX), announced today that it has initiated a Phase1b, multiple ascending dose (MAD) clinical trial of INX-189, its nucleotide polymerase inhibitor in development for the treatment of chronic infections caused by hepatitis C virus (HCV). The trial, which is being conducted under an IND in the United States, is a double-blind, placebo-controlled, dose escalation study designed to evaluate the safety, tolerability, pharmacokinetics and anti-viral activity of INX-189 administered orally once daily for seven days in treatment naïve patients with HCV genotype 1. Each treatment cohort will include 10 patients, eight of which will receive INX-189 and two of which will receive placebo. The first cohort in the Phase 1b study will receive 9 mg of INX-189 once daily. In addition to evaluating INX-189 as monotherapy, the Company plans to evaluate two dose levels of INX-189 administered once daily for seven days in combination with ribavirin, which is one of the drugs currently approved for the treatment of HCV. The dose levels of INX-189 to be evaluated in combination with ribavirin will be determined based upon the results of the monotherapy cohorts.

“The initiation of this proof of concept study in patients with chronic hepatitis C marks an important milestone in the clinical development of INX-189,” stated Dr. Joseph Patti, Senior Vice President and Chief Scientific Officer of Inhibitex, Inc. “We believe that dosing INX-189 both as monotherapy and in combination with ribavirin in this study will enhance our ability to assess the anticipated anti-viral synergies of the two agents and allow us to better define the most appropriate doses of INX-189 to evaluate in future clinical trials.”

About HCV and INX-189

Hepatitis C is a disease of the liver caused by HCV. It is estimated that over 4 million Americans and 170 million individuals worldwide are infected with HCV, the majority of which represent chronic infections that can cause liver disease, cirrhosis and cancer, and is the leading cause of liver transplants in the United States.

Inhibitex is developing a series of proprietary nucleotide inhibitors that target the RNA-dependent RNA polymerase (NS5b) of HCV. The Company believes that its nucleotides possess several pharmacological advantages over other HCV nucleosides or nucleotides in clinical development, including a more efficient conversion into their active anti-viral form, a more favorable resistance profile, and anti-viral synergy when used in combination with ribavirin. INX-189 is a protide of a 2’-C-methylguanosine analogue, which, based on in vitro data, the Company believes is the most potent HCV nucleotide polymerase inhibitor currently in clinical development. The Company believes that preclinical and clinical studies of INX-189 completed to-date support its potential as a potent, once-daily oral therapy amenable to combination with other anti-virals for the treatment of patients with all known genotypes of HCV.

About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. The Company’s clinical stage pipeline includes FV-100, a bicyclic nucleoside inhibitor in Phase II development for the treatment of shingles, and INX-189, a nucleotide polymerase inhibitor in development for the treatment of chronic infections caused by hepatitis C virus (HCV). The Company also has additional HCV nucleotide polymerase inhibitors in various stages of preclinical development and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of active staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the Company’s plans to evaluate INX-189 as monotherapy for seven days and in combination with ribavirin in the Phase 1b study; that dosing INX-189 in combination with ribavirin will enhance the Company’s ability to assess the anticipated anti-viral synergies of the two agents and better define the most appropriate doses of INX-189 to evaluate in future clinical trials; the Company’s belief that INX-189 is the most potent HCV nucleotide polymerase inhibitor in clinical development; the Company’s belief that its nucleotides possess several pharmacological advantages over other nucleosides or nucleotides in clinical development; and the results of preclinical studies of INX-189 supporting its potential as a highly potent, once-daily oral therapy amenable to combination with other anti-virals for the treatment of patients with all known genotypes of HCV, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk that; the results of ongoing or future preclinical or clinical studies of INX-189 not supporting its further development for lack of safety, tolerability, anti-viral activity, or any other reason, or not demonstrating any significant benefits over nucleosides alone or other nucleotide prodrugs; INX-189 not demonstrating anti-viral activity as monotherapy or any anti-viral synergies with ribavirin in the Phase 1b trial; either the Company, the FDA, a data safety monitoring board or an investigational review board suspending or terminating the clinical development of INX-189 at any time for lack of safety, tolerability, anti-viral activity, or any other reason; obtaining, maintaining and protecting the intellectual property incorporated into and supporting the commercial viability of the Company’s product candidates; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, on March 26, 2010, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as filed with the SEC on August 12, 2010. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.
Contacts:
Russell H. Plumb Chief Executive Officer (678) 746-1136 rplumb@inhibitex.com	Lee M. Stern, CFA The Trout Group (646) 378-2922 lstern@troutgroup.com